Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI NAMES ROY W. OLIVIER AS VICE PRESIDENT OF GLOBAL SALES AND MARKETING

Executive Brings Deep Industry Experience to ARI

Milwaukee, Wis., September 13, 2006 — ARI (OTCBB:ARIS), a leading provider of technology-enabled business solutions that help equipment dealers build sales and profits, announced today that Roy W. Olivier has joined ARI as vice president of global sales and marketing.  Mr. Olivier will be responsible for all of ARI’s sales and marketing activities for dealers, distributors and manufacturers worldwide.

“We are very pleased to welcome an executive of Roy’s caliber as the new leader of our sales and marketing team,” said Brian E. Dearing, chairman and chief executive officer of ARI.  “It is very rare to find a person whose experience, skills, and personal characteristics are such an excellent fit.  I first met Roy in 1999 as founder and CEO of MSI (Media Solutions International), then one of our toughest competitors.  I followed his career with considerable interest through his sale of MSI to ProQuest, our largest competitor today.  He has deep knowledge of our markets and a proven track record of starting and growing businesses, a track record I expect he will extend at ARI,” said Dearing.

According to Dearing, Olivier recently completed a 30-day consulting assignment with ARI to assess the Company’s situation and to develop a tactical sales and marketing plan for fiscal 2007.  “The plan that Roy presented to the Board was impressive and insightful – as I expected.  In my view, he is the right person to help us to realize the full potential of our suite of electronic catalog and dealer marketing products and services,” said Dearing.

“As a former competitor, I’ve seen first-hand the reputation and strength of ARI’s products in the market,” said Olivier.  “During the consulting engagement I just completed, I was able to develop a very detailed understanding of our strengths and how they can be leveraged to capitalize on the opportunities before us, as well as how we can address our weaknesses to counter the threats we may face in the future.  I am very excited about ARI’s prospects and how I can contribute to delivering on the promise of our bright future,” added Olivier.

For the past four years, Olivier was a consultant to start-up, small and medium-sized businesses.  Prior to that, he was vice president, sales & marketing for ProQuest Media Solutions,

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ARI Names Roy Olivier as Vice President of Global Sales and Marketing

where he led the integration of MSI (Media Solutions International) into ProQuest Business Solutions, combining the R&D, production and accounting functions of both companies.  His responsibilities at ProQuest also included managing sales of enterprise-wide parts and service, business system interface and warranty modules in Japan, Europe and the U.S.  Prior to selling MSI to ProQuest, Olivier was the founder, president and CEO of MSI, where he led the start-up, launch and growth phases of the company.

Before founding MSI, Olivier was co-founder, vice president, sales & product development for Multicom Publishing Inc., a multi-media software firm.  Prior to Multicom Publishing, Olivier held sales and marketing executive and managerial positions with several other companies in the telecommunications and computer industries, including SBC, BusinessLand and PacTel.

About ARI

ARI is a leading provider of electronic parts catalogs and related technology and services to increase sales and profits for dealers in the manufactured equipment markets.  ARI currently provides approximately 89 parts catalogs (many of which contain multiple lines of equipment) for approximately 72 equipment manufacturers in the U.S. and Europe.  Approximately 81,000 catalog subscriptions are provided through ARI to more than 29,000 dealers and distributors in approximately 89 countries in a dozen segments of the worldwide equipment market including outdoor power, power sports, ag equipment, recreation vehicle, floor maintenance, auto and truck parts aftermarket, marine and construction.  The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services.  ARI also provides dealer marketing services, including technology-enabled direct mail, email and a template-based dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website.  In addition, ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points.  ARI currently operates three offices in the United States and one in Europe and has sales and service agents in England and France providing marketing and support of its products and services.

Contact:

Nancy Krajcir-Bennett

ARI Network Services, Inc.

Tel:  (414) 973-4380

Fax:  (414) 973-4357

E-mail:  krajcir@arinet.com

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